EXHIBIT 10.3
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into as of May 17, 2005 by and between CytRx Corporation, a Delaware corporation (“Employer”), and Jack Barber, an individual and resident of the State of California (“Employee”).
     WHEREAS, Employer and Employee previously entered into an Employment Agreement dated July 6, 2004 (the “Original Employment Agreement”), under which Employee has served as Senior Vice President-Drug Development of Employer, and Employer and Employee have agreed that the terms of the Original Employment Agreement will expire on June 30, 2005.
     WHEREAS, Employer and Employee desire to enter into a new employment agreement under which Employee shall serve on a full-time basis as Employer’s Senior Vice President-Drug Development on the terms set forth in this Agreement, with the term of this new employment agreement to commence on July 1, 2005 (the “Effective Date”).
     NOW, THEREFORE, upon the above premises, and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows.
     1. Continuation and Expiration of Original Employment Agreement. Employer and Employee agree that Employee shall continue to be employed as Employer’s Senior Vice President-Drug Development under the terms of the Original Employment Agreement through June 30, 2005.
     2. New Employment Agreement. Effective as of the Effective Date, Employer shall employ Employee, and Employee shall serve, as Employer’s Senior Vice President-Drug Development on the terms set forth in Sections 2 through 19 hereof, which shall constitute Employee’s new employment agreement with Employer (the “New Employment Agreement”).
     3. Duties; Place of Employment. Employee shall perform in a professional and business-like manner, and to the best of his ability, the duties described on Schedule 1 to this Agreement and such other duties as are assigned to him from time to time by Employer’s Chief Executive Officer. Employee understands and agrees that his duties, title and authority may be changed from time to time in the discretion of Employer’s Chief Executive Officer. Employee’s services hereunder shall be rendered at Employer’s principal executive offices, except for travel when and as required in the performance of Employee’s duties hereunder. Notwithstanding the foregoing, Employer understands and agrees that, so long as he resides in San Diego County, Employee shall be entitled in his discretion to render his services hereunder from his home on Friday of each week except as required by Employer in extraordinary circumstances.

     4. Time and Efforts. Employee shall devote all of his business time, efforts, attention and energies to Employer’s business and the discharge of his duties hereunder.
     5. Term. The term (the “Term”) of Employee’s employment under the New Employment Agreement shall commence on the Effective Date and shall expire on the first anniversary thereof, unless sooner terminated in accordance with Section 7. Neither Employer nor Employee shall have any obligation to extend or renew the New Employment Agreement. In the event the New Employment Agreement shall not be extended or renewed by Employer beyond the Term, Employer shall continue to pay Employee his salary as provided for in Section 6.1 during the period commencing on the date on which the Term ends and ending on (a) October 1, 2006 or (b) the date of Employee’s re-employment with another employer, whichever is earlier.
     6. Compensation. As the total consideration for Employee’s services rendered under the New Employment Agreement, Employer shall pay or provide Employee the following compensation and benefits:
          6.1. Salary. Employee shall be entitled to receive an annual salary of Two Hundred Fifty Thousand Dollars ($250,000), payable in 24 semi-monthly installments on the 15th day and the last day of each calendar month during the Term, with the first such installment due on July 15, 2005.
          6.2. Discretionary Bonus. Employee may be eligible for an annual bonus for his services during the Term. Employee’s eligibility to receive a bonus, any determination to award Employee such a bonus and, if awarded, the amount thereof shall be in Employer’s sole discretion.
          6.3. Stock Options. Employer shall grant Employee as of the date hereof a nonqualified stock option under Employer’s 2000 Long-Term Incentive Plan (the “Plan”) to purchase 150,000 shares of Employer’s common stock (the “Option”). The Option shall vest and become exercisable in 36 equal monthly installments beginning on the one-month anniversary of the date of grant, provided, in each case, that Employee remains in the continuous employ of Employer through such anniversary date. The Option shall (a) be exercisable at an exercise price equal to $0.79 per share, (b) have a term of ten years, and (c) be on such other terms as shall be determined by Employer’s Board of Directors (or the Compensation Committee of the Board) and set forth in a customary form of stock option agreement under the Plan evidencing the Option. Notwithstanding anything to the contrary in Section 7.2 or other provision of this Agreement or of the stock option agreement evidencing the Option, upon the occurrence of a “Change in Control” (as defined in the Plan), the Option shall thereupon vest and become exercisable as to all of the shares covered thereby in accordance with the terms of the Plan.
          6.4. Expense Reimbursement. Employer shall reimburse Employee for reasonable and necessary business expenses incurred by Employee in connection with the performance of Employee’s duties in accordance with Employer’s usual practices and policies in effect from time to time, as approved by Employer’s Chief Executive Officer.

          6.5. Vacation. Employee shall be entitled to fifteen business days of vacation each year during the Term in accordance with California law.
          6.6. Employee Benefits. Employee shall be eligible to participate in any medical insurance and other employee benefits made available by Employer to all of its employees under its group plans and employment policies in effect during the Term. Schedule 2 hereto sets forth a summary of such plans and policies as currently in effect. Employee acknowledges and agrees that, any such plans and policies now or hereafter in effect may be modified or terminated by Employer at any time in its discretion.
          6.7. Payroll Taxes. Employer shall have the right to deduct from the compensation and benefits due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation or benefits of Employee.
     7. Termination. The New Employment Agreement may be terminated as set forth in this Section 7.
          7.1. Termination by Employer for Cause. Employer may terminate Employee’s employment hereunder for “Cause” upon notice to Employee. “Cause” for this purpose shall mean any of the following:
               (a) Employee’s breach of any material term of the New Employment Agreement; provided that the first occasion of any particular breach shall not constitute such Cause unless Employee shall have previously received written notice from Employer stating the nature of such breach and affording Employee at least ten days to correct such breach;
               (b) Employee’s conviction of, or plea of guilty or nolo contendere to, any misdemeanor, felony or other crime of moral turpitude;
               (c) Employee’s act of fraud or dishonesty injurious to Employer or its reputation;
               (d) Employee’s continual failure or refusal to perform his material duties as required under the New Employment Agreement after written notice from Employer stating the nature of such failure or refusal and affording Employee at least ten days to correct the same;
               (e) Employee’s act or omission that, in the reasonable determination of Employer’s Board of Directors (or a Committee of the Board), indicates alcohol or drug abuse by Employee; or
               (f) Employee’s act or personal conduct that, in the judgment of Employer’s Board of Directors (or a Committee of the Board), gives rise to a material risk of liability of Employee or Employer under federal or applicable state law for discrimination, or sexual or other forms of harassment, or other similar liabilities to subordinate employees.
     Upon termination of Employee’s employment by Employer for Cause, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled only to payment, not later than three days after the date of termination, of any accrued but unpaid salary and unused vacation as provided in Sections 6.1 and 6.5 as of the date of such termination and any unpaid bonus that may have been previously awarded Employee as provided in Section 6.2 prior to such date.
          7.2. Termination by Employer without Cause. Employer may also terminate Employee’s employment without Cause upon five days notice to Employee. Upon termination of Employee’s employment by Employer without Cause, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled to payment of (a) any accrued but unpaid salary and unused vacation as of the date of such termination as required by California law, which shall be due and payable upon the effective date of such termination, and (b) an amount (the “Severance Amount”), which shall be due and payable within ten days following the effective date of such termination, equal to three months’ salary as provided in Section 6.1.
          7.3. Death or Disability. Employee’s employment will terminate automatically in the event of Employee’s death or upon notice from Employer in event of his permanent disability. Employee’s “permanent disability” shall have the meaning ascribed to such term in any policy of disability insurance maintained by Employer (or Employee, as the case may be) with respect to Employee, or if no such policy is then in effect, shall mean Employee’s inability to fully perform his duties hereunder for any period of at least 75 consecutive days or for a total of 90 days, whether or not consecutive. Upon termination of Employee’s employment as aforesaid, all compensation and benefits to Employee hereunder shall cease and Employer shall pay to the Employee’s heirs or personal representatives, not later than ten days after the date of termination, any accrued but unpaid salary and unused vacation as of the date of such termination as required by California law.
     8. Confidentiality. While the New Employment Agreement is in effect and for a period of five years thereafter, Employee shall hold and keep secret and confidential all “trade secrets” (within the meaning of applicable law) and other confidential or proprietary information of Employer and shall use such information only in the course of performing Employee’s duties under the New Employment Agreement; provided, however, that with respect to trade secrets, Employee shall hold and keep secret and confidential such trade secrets for so long as they remain trade secrets under applicable law. Employee shall maintain in trust all such trade secret or other confidential or proprietary information, as Employer’s property, including, but not limited to, all documents concerning Employer’s business, including Employee’s work papers, telephone directories, customer information and notes, and any and all copies thereof in Employee’s possession or under Employee’s control. Upon the expiration or earlier termination of Employee’s employment with Employer, or upon request by Employer,

Employee shall deliver to Employer all such documents belonging to Employer, including any and all copies in Employee’s possession or under Employee’s control.
     9. Equitable Remedies; Injunctive Relief. Employee hereby acknowledges and agrees that monetary damages are inadequate to fully compensate Employer for the damages that would result from a breach or threatened breach of Section 8 of the New Employment Agreement and, accordingly, that Employer shall be entitled to equitable remedies, including, without limitation, specific performance, temporary restraining orders, and preliminary injunctions and permanent injunctions, to enforce such Section without the necessity of proving actual damages in connection therewith. This provision shall not, however, diminish Employer’s right to claim and recover damages or enforce any other of its legal or equitable rights or defenses.
     10. Indemnification; Insurance. Employer and Employee acknowledge that, as the Senior Vice President-Drug Development of the Employer, Employee shall be a corporate officer of Employer and, as such, Employee shall be entitled to indemnification to the full extent mandated by Employer to its officers, directors and agents under the Employer’s Certificate or Articles of Incorporation and Bylaws as in effect as of the date of the New Employment Agreement. Subject to his insurability thereunder, Employer shall maintain Employee as an additional insured under its current policy of directors and officers liability insurance and shall use commercially reasonable efforts to continue to insure Employee thereunder, or under any replacement policies in effect from time to time, during the Term.
     11. Severable Provisions. The provisions of the New Employment Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.
     12. Successors and Assigns. The New Employment Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns and Employee and his heirs and representatives; provided, however, that neither party may assign this Agreement without the prior written consent of the other party.
     13. Entire Agreement. The New Employment Agreement, together with the Original Employment Agreement, contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise therein or herein. The New Employment Agreement supersedes any and all prior or contemporaneous agreements, written or oral, between Employee and Employer relating to the subject matter hereof. Any such prior or contemporaneous agreements are hereby terminated and of no further effect, and Employee, by the execution hereof, agrees that any compensation provided for under any such agreements is specifically superseded and replaced by the provisions of the New Employment Agreement.

     14. Amendment. No modification of the New Employment Agreement shall be valid unless made in writing, approved by the Compensation Committee and signed by the parties hereto and unless such writing is made by an executive officer of Employer (other than Employee). The parties hereto agree that in no event shall an oral modification of the New Employment Agreement be enforceable or valid.
     15. Governing Law. The New Employment Agreement is and shall be governed and construed in accordance with the laws of the State of California without giving effect to California’s choice-of-law rules.
     16. Notice. All notices and other communications under the New Employment Agreement shall be in writing and mailed, telecopied (in case of notice to Employer only) or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):
If to Employer:

CytRx Corporation
11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049
Facsimile: (310) 826-5529
Attention: Chief Executive Officer

If to Employee:

Mr. Jack Barber

     17. Survival. Sections 8 through 17 shall survive the expiration or termination of the New Employment Agreement.
     18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

     19. Attorney’s Fees. In any action or proceeding to construe or enforce any provision of the New Employment Agreement the prevailing party shall be entitled to recover its or his reasonable attorneys’ fees and other costs of suit (up to a maximum of $15,000) in addition to any other recoveries.
     IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

“EMPLOYER” CytRx Corporation
By:	/s/ STEVEN A. KRIEGSMAN
Steven A. Kriegsman
Chief Executive Officer

“EMPLOYEE”
/s/ JACK BARBER
Jack Barber